Exhibit 10.2

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS SPLIT DOLLAR AGREEMENT (this “Agreement”) is adopted this 1st day of September, 2013, by and between West View Savings Bank, located in Pittsburgh, Pennsylvania (hereinafter referred to as the “Employer”), and David Bursic (hereinafter referred to as the “Executive”), and formalizes the agreements and understanding between the Employer and the Executive. The Employer is the wholly owned subsidiary of WVS Financial Corp. (the “Corporation”).

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall share the death proceeds of certain life insurance policies with the Executive’s designated beneficiary;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1 “Administrator” means the Board or its designee.

1.2 “Base Salary” means the Executive’s total base annual salary, exclusive of special payments such as bonuses or commissions, but including (i) any salary reductions made in accordance with Sections 125 or 401(k) of the Code, and (ii) any deferrals of such base annual salary made by the Executive pursuant to any non-qualified deferred compensation agreement.

1.3 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits upon the death of the Executive.

1.4 “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Executive completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.5 “Board” means the Board of Directors of the Employer.

1.6 “Change in Control” means a change in the ownership or effective control of the Employer or the Corporation, or in the ownership of a substantial portion of the assets of the Employer or the Corporation, in each case as such change is defined in Code Section 409A and the regulations thereunder.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Group Term Plan” means the Group Term Life Insurance Plan sponsored by the Employer for the benefit of its employees.

1.9 “Insurer” means the insurance company issuing the Policy.

1.10 “Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the Policy’s cash surrender value or (ii) the aggregate premiums paid on the Policy by the Employer.

1.11 “Policy” means the individual insurance policy or policies adopted by the Employer for purposes of insuring the Executive’s life under this Agreement.

1.12 “Separation from Service” means a termination of the Executive’s employment with the Employer for reasons other than death. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive shall be deemed to incur a Separation from Service on the first day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs, the Administrator shall take into account, among other things, the facts and circumstances required to be considered by Treasury Regulation §1.409A-1(h), including the definitions of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-1(h)(3). The Administrator shall have full and final authority to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Employer’s Interest. The Employer shall own the Policy and shall have the right to exercise all incidents of ownership, and the Employer may terminate a Policy without the consent of the Executive. The Employer shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s interest is determined according to Section 2.2 below.

2.2 Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section 2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s interest by providing written notice to the Employer and the Insurer.

2.2.1 Death Prior to Separation from Service. If the Executive dies prior to Separation from Service, the Beneficiary shall be entitled to the lesser of (i) the sum of One Million Seven Hundred Fifty-Four Thousand One Hundred Seven Dollars ($1,754,107) plus one times Base Salary, less the amount, if any, received under the Group Term Plan or (ii) the Net Death Proceeds.

2.2.2 Death After Separation from Service After Age 65. If the Executive dies after Separation from Service which occurs after age 65, the Beneficiary shall be entitled to the lesser of (i) One Million Seven Hundred Fifty-Four Thousand One Hundred Seven Dollars ($1,754,107) or (ii) the Net Death Proceeds.

2.2.3 Death After Separation from Service After Change in Control. If the Executive dies after Separation from Service which occurs after a Change in Control, the Beneficiary shall be entitled to the lesser of (i) $1,754,107 or (ii) the Net Death Proceeds.

2.2.4 Death After Separation from Service Prior to Age 65 and Prior to Change in Control. If the Executive dies after Separation from Service which occurs prior to age 65 and prior to a Change in Control, the Beneficiary shall be entitled to the lesser of (i) the amount determined according to the table below or (ii) the Net Death Proceeds.

Date of Separation from Service	Amount of Benefit
Before July 1, 2014	$0
After June 30, 2014 and Before July 1, 2015	$134,931
After June 30, 2015 and Before July 1, 2016	$268,863
After June 30, 2016 and Before July 1, 2017	$404,794
After June 30, 2017 and Before July 1, 2018	$539,725
After June 30, 2018 and Before July 1, 2019	$674,657
After June 30, 2019 and Before July 1, 2020	$809,588
After June 30, 2020 and Before July 1, 2021	$944,519
After June 30, 2021 and Before July 1, 2022	$1,079,450
After June 30, 2022 and Before July 1, 2023	$1,214,382
After June 30, 2023 and Before July 1, 2024	$1,349,313
After June 30, 2024 and Before July 1, 2025	$1,484,244
After June 30, 2025 and Before July 1, 2026	$1,619,176
After June 30, 2026	$1,754,107

ARTICLE 3

PREMIUMS AND IMPUTED INCOME

3.1 Premium Payment. The Employer shall pay all premiums due on the Policy from its general assets.

3.2 Economic Benefit. The Employer shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3 Imputed Income. The Employer shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s Form W-2.

ARTICLE 4

SUICIDE OR MISSTATEMENT

No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Insurer denies coverage (i) for material misstatements of fact made by the Executive on any application for the Policy, or (ii) for any other reason; provided, however that the Employer shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE 5

BENEFICIARIES

5.1 Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living, then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

5.3 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

ARTICLE 6

ASSIGNMENT

The Executive may irrevocably assign without consideration all of the Executive’s interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s interest, then all of the Executive’s interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Employer’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 8

ADMINISTRATION

8.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

8.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

8.3 Binding Effect of Decisions. Any decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

8.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Agreement shall be paid by the Employer.

8.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s death, Separation from Service, and such other information as the Administrator reasonably requires.

8.6 Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to terminate the Executive’s participation hereunder.

ARTICLE 9

CLAIMS AND REVIEW PROCEDURE

9.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 10

AMENDMENTS AND TERMINATION

This Agreement may be amended only by a written agreement signed by both the Employer and the Executive. In the event that the Employer decides to maintain the Policy after termination of the Agreement, the Employer shall be the direct beneficiary of the entire death proceeds of the Policy. If the Agreement is terminated after the Executive has achieved a vested benefit under the terms of Article 2, the Employer may continue to provide the benefits required under this Agreement through the Policy, or may provide comparable insurance coverage to the Executive through whatever means the Employer deems appropriate.

ARTICLE 11

MISCELLANEOUS

11.1 No Effect on Employment Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

11.2 State Law. To the extent not governed by the Code or ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

11.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

11.4 Competition after Separation From Service.

11.4.1 Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if, during the period set forth in Section 11.4.3 below, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i) becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Employer as of the date of the termination of the Executive’s employment;

(ii) participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of termination of the Executive’s employment;

(iii) assists, advises, or serves in any capacity with, representative or otherwise, any third party in any action against the Employer or in opposition to any transaction involving the Employer;

(iv) sells, offers to sell or provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Employer, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v) divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer. The restrictions contained in this subparagraph (v) apply to all information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

11.4.2 Amendment of Restrictive Covenant. It is expressly understood and agreed that, although the Executive and the Employer consider the restrictions contained in Section 11.4.1 hereof reasonable for the purpose of preserving for the Employer and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 11.4.1 hereof is an unreasonable or otherwise unenforceable restriction against the Executive, then the provisions of Section 11.4.1 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

11.4.3 Period of Restrictive Covenant. The provisions of this Section 11.4 shall be applicable commencing on the date of the Executive’s Separation from Service and continuing for sixty (60) months, provided, however, if there is a Change in Control, the period shall be reduced to twenty-four (24) months and the Executive shall receive credit for any time that has passed since his Separation from Service. For example, if a Change in Control occurs after the Executive has been Separated from Service for six (6) months, the provisions of this Section 11.4 will only apply for eighteen (18) additional months.

11.5 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the receipt for registration or certification.

11.6 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.7 Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

11.8 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

11.9 Entire Agreement. This Agreement, along with the Beneficiary Designation Form, constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have signed this Agreement.

EXECUTIVE		EMPLOYER

/s/ David Bursic		By:	/s/ Keith A. Simpson
David Bursic		Title:	Vice President, Treasurer

By:	/s/ David L. Aeberli	By:	/s/ Margaret VonDerau
Title:	Director	Title:	Director

		By:	/s/ Lawrence M. Lehman
		Title:	Director

		By:	/s/ John W. Grace
		Title:	Director

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Beneficiary Designation

I designate the following as Beneficiary under this Agreement:

Primary

%

%

Contingent

%

%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Administrator this      day of             , 20

By:
Title: